Exhibit D-2

                Consolidated Water Power Company, Stora Enso Oyj

                             Docket No. EC00-66-000

                FEDERAL ENERGY REGULATORY COMMISSION - COMMISSION


                            ORDER AUTHORIZING MERGER

                                  June 15, 2000


PANEL: [*1] Before Commissioners: James J. Hoecker, Chairman; William L. Massey, Linda Breathitt, and Curt Hebert, Jr.

OPINION:

   On March 23, 2000, Consolidated Water Power Company (Consolidated Water), filed an application under section 203 of the Federal Power Act (FPA) n1 for approval of the merger of its parent, Consolidated Papers, Inc. (Consolidated Papers), with and into Stora Enso Acquisition, Inc. (Merger Sub), a newly formed direct subsidiary of Stora Enso Oyj (Stora Enso) (collectively, Applicants).

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n1   16 U.S.C.ss.824b (1994).

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   The Commission authorizes the transaction as consistent with the public interest. As discussed below, the Commission concludes that the transaction will not adversely affect competition, rates, or regulation.

I. Background

   Consolidated Water is a public utility within the meaning of the FPA. It has electric generation and distribution facilities that are used primarily to serve the energy needs of its parent, Consolidated Papers. In addition, Consolidated Water distributes [*2] and sells electric energy at retail in Wisconsin and makes infrequent sales of excess power to Wisconsin Public Service Corporation
(WPSC) under a service agreement. Consolidated Water has also been granted market-based rate authority for wholesale power sales. n2 Consolidated Water owns only limited and discrete transmission facilities and has been granted waiver of the requirement to file an open access transmission tariff under Order No. 888. n3

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n2   See Consolidated Water Power Company, 85 FERC P61,289 (1998).

n3   See Black Creek Hydro, Inc., et al., 77 FERC P61,232 (1993).

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   Consolidated Water owns a 24 percent interest in the Wisconsin Valley
Improvement Company (WVIC), which owns and operates the Wisconsin River Headwaters Project, FERC No. 2113. WVIC owns only headwater storage facilities and owns no generation or transmission facilities and neither purchases (except for its own use) nor sells power. Consolidated Water also owns approximately
33.8 percent [*3] of the outstanding stock of Wisconsin River Power Company
(WRPC), which owns 35 megawatts of hydroelectric generation capacity. WRPC only sells power to its owners, and only purchases power for its own use.

   Consolidated Papers owns electric generation facilities, but no jurisdictional transmission facilities. Consolidated Papers' generation is used internally for its paper manufacturing activities.

   Stora Enso, a Finnish company, is one of the world's leading forest industry companies. Currently, Stora Enso does not own or control any U.S. public utilities, electric generation facilities or any jurisdictional facilities.

   Under the terms of the Merger Agreement, Consolidated Papers will merge with and into the Merger Sub, with the Merger Sub surviving the transaction as a direct first-tier Wisconsin subsidiary of Stora Enso under the new name Stora Enso Consolidated Papers, Inc. (SECP). Consolidated Papers' existing subsidiaries, including Consolidated Water, will maintain their current status as direct or indirect subsidiaries of the surviving corporation and will continue to provide the same products and services as beforehand. Stora Enso will remain a Finnish Corporation. All of [*4] the issued and outstanding shares of common stock of Consolidated Papers will be converted, at the election of the holder, into either cash or shares of Stora Enso stock.

II. Notice and Interventions

   Notice of the application was published in the Federal Register, 65 Fed. Reg. 19,372 (2000), with comments, protests and interventions due on or before May 22, 2000. No comments were received.

III. Discussion

   A. Standard of Review Under Section 203

   Section 203(a) of the FPA provides, in relevant part, as follows:

   No public utility shall sell, lease, or otherwise dispose of the whole of its facilities subject to the jurisdiction of the Commission, or any part thereof of a value in excess of $50,000, or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so. n4

Under section 203(a), the Commission must approve a proposed transaction if it finds that the transaction "will be consistent with the public interest." n5 The Commission's [*5] Merger Policy Statement n6 provides that the Commission will generally take account of three factors in analyzing proposed mergers: (a) the effect on competition; (b) the effect on rates; and (c) the effect on regulation.

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n4   16 U.S.C.ss.824b(a) (1994).

n5   Id.

n6 See Inquiry Concerning the Commission's Merger Policy Under the Federal Power Act: Policy Statement, Order No. 592, FERC Stats. & Regs. P68,595
     (1996), order on reconsideration, Order No. 592-A, 79 FERC P61,321 (1997) (Merger Policy Statement).

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   B. Effect on Competition

   Applicants assert that the transaction will have no adverse effect on competition in any relevant market. Therefore, they argue that it is not necessary to perform an Appendix A analysis because Stora Enso does not currently or potentially compete with Consolidated Water for wholesale power sales or transmission service. The Commission finds that the proposed transaction does not raise competitive concerns. We agree with Applicants [*6] that, as stated in the Merger Policy Statement, a screen analysis is unnecessary because the merging firms do not have electric facilities or sell relevant electric products in common geographic markets. n7 Therefore, the proposed transaction raises no horizontal competitive concerns. We also find that because Applicants do not supply inputs used to produce electricity products and do not sell relevant electricity products or services in common geographic markets, the transaction raises no vertical competitive concerns. Finally, since only one Applicant (Consolidated Water) controls transmission facilities, we find that the merger will not adversely affect competition at the transmission level. n8

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n7   Merger Policy Statement at 30,119; see also Boston Edison Co., 82 FERC
     P61,311 at 62,236 (1998); San Diego Gas & Electric Co., 81 FERC P61,410 at 62,861 (1997).

n8 We note that Consolidated Water does not provide electric transmission service in interstate commerce.

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   C. Effect on Rates

   According to the application, the proposed transaction will have no adverse effect on rates. With respect to wholesale sales, Applicants state that no adverse effects will occur because Consolidated Water makes only limited wholesale sales, and the arrangements governing those sales at market-based rates are unaffected by the transaction. The application also notes that the proposed transaction will have no adverse effect on transmission rates because Consolidated Water does not provide electric transmission service in interstate commerce. Upon consideration of these factors, we conclude that the proposed transaction will not adversely affect rates.

   D. Effect on Regulation

   As explained in the Merger Policy Statement, the Commission's primary concern with the effect on regulation of a proposed merger involves possible changes in the Commission's jurisdiction when a registered holding company is formed, thus invoking the jurisdiction of the Securities and Exchange Commission (SEC). We are also concerned with the effect on state regulation where a state does not have authority to act on a merger. n9

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n9   Id. at 30,124-25.

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   With respect to Federal regulation, since Consolidated Papers is currently exempt from being a registered holding company under section 3(a)(1) of the Public Utility Holding Company Act, n10 and since the transaction will not result in the formation of a registered public utility holding company, the Commission's jurisdiction over Consolidated Water will not be affected. n11

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n10  15 U.S.C.ss.79c(a)(1) (1994).

n11 The Merger Agreement provides, as a condition of closing, that the SEC must issue to Stora Enso an exemption from registration as a holding company under PUHCA.

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   Applicants state that the proposed merger will also have no adverse effect on state regulation. They maintain that Consolidated Water will continue to be regulated by the Public Service Commission of Wisconsin (Wisconsin Commission) with respect to its retail activities. Consolidated Papers is currently exempt from the Wisconsin Public Utility Holding Company Act (WPUHCA) because it was organized prior to 1985, [*9] and Applicants have applied to the Wisconsin Commission for a declaratory order to continue that status following the transaction. As a result, the transaction will not alter the state's jurisdiction or regulatory authority.

   When a public utility is acquired by another company, whether a domestic company or a foreign company, the Commission's ability to adequately protect public utility ratepayers against inappropriate cross-subsidization may be impaired absent access to the parent companies' books and records. Section 301(c) of the FPA gives the Commission authority to examine the books and records of any person who controls, directly or indirectly, a jurisdictional public utility insofar as the books and records relate to transactions with or the business of such public utility. n12 In this case, Stora Enso has made a commitment to make available to the Commission all financial information and books that public utilities customarily make available in regulatory proceedings in the U.S. We construe this commitment as agreeing to provide the Commission access to all books and records within the lawful scope of section 301(c) of the FPA and our approval of the proposed transaction is [*10] based on this understanding.

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n12  Section 301(c) of the FPA, 16 U.S.C. ss. 825(c) (1994), provides that: "The books, accounts, memoranda, and records of any person who controls, directly or indirectly, a licensee or public utility subject to the jurisdiction of the Commission, and of any other company controlled by such person, insofar as they relate to transactions with or the business of such licensee or public utility, shall be subject to examination on the order of the Commission."

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   Accordingly, in light of the facts stated above, we are satisfied that the proposed transaction will not have an adverse effect on regulation.

   E. Accounting Issues

   The application indicates that the transaction will be recorded using the purchase method of accounting in accordance with Generally Accepted Accounting Principles. n13 The excess of the purchase price over the fair value of the net assets acquired will be recorded as goodwill on the books of the nonjurisdictional holding company, Stora Enso. [*11] Since the merger is occurring at the nonjurisdictional holding company level and the Applicants do not propose any changes to the books and records of the jurisdictional subsidiary, Consolidated Water, we have no objection to Applicants' proposed accounting.

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n13  Accounting Principles Board Opinion No. 16, Business Combinations.

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   Since the proposed transaction will not affect the books and records of
Consolidated Water, we will not require Applicants to submit their proposed merger accounting. However, if the transaction does affect the books and records of Consolidated Water, Applicants should promptly inform the Commission and provide a full explanation of any proposed adjustments.

The Commission orders:

   (A) Applicants' proposed transaction is hereby approved as discussed in the body of this order.

   (B) The purchase method of accounting for the proposed transaction is hereby approved. Applicants must promptly inform the Commission of any change in the circumstances that would reflect a departure from the facts the [*12] Commission has relied upon in approving the transaction accounting.

   (C) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost, or any other matter whatsoever now pending or which may come before the Commission.

   (D) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

   (E) The Commission retains authority under section 203(b) and 309 of the FPA to issue supplemental orders as appropriate.

   (F) Applicants shall advise the Commission within 10 days of the date on which the transaction is consummated.

By the Commission.